EXHIBIT 10.6

December 31, 2003

Kforce Inc.

1001 East Palm Drive

Tampa FL 33605

Attention: William Sanders

Re: Supplement to Letter Agreement

Dear Bill:

This letter supplements our letter agreement of December 10, 2003 (the “Letter Agreement”) and Section 12.8 of my Employment Agreement with respect to certain procedures in the event of any challenge by the Internal Revenue Service (“IRS”) of the applicability of Section 280G of the Code or any excise taxes or gross-up amounts payable as a result thereof.

Although my tax advisers believe that I will not be required to pay any excise taxes pursuant to Section 4999 of the Code with respect to my receipt of compensation in connection with the Merger, it is possible, in the event of a challenge by the IRS, that excise tax and related gross-up payments will be required to be made (“Underpayment”), consistent with the calculations required to be made under Section 12.8 of my Employment Agreement. In the event that Kforce exhausts its remedies pursuant hereto and thereafter I am entitled to receive an Underpayment from Kforce, Deloitte & Touche shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Kforce to me.

I will notify Kforce in writing of any claim by the IRS that, if successful, could require the payment to me by Kforce of an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after I have been informed in writing of such claim and shall be accompanied by copies of all correspondence (including attachments and enclosures) received by me from the IRS with respect to such claim. If, prior to the expiration of the 20-day period following the date that it receives notice from me of the claim by the IRS, Kforce notifies me in writing that it desires to contest such claim, I will:

(i) give Kforce any information reasonably requested by Kforce relating to such claim,

(ii) take such action in connection with contesting such claim as Kforce shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney engaged by Kforce,

(iii) cooperate with Kforce in good faith in order effectively to contest such claim, and

(iv) permit Kforce to participate in any proceedings relating to such claim;

provided, however, that Kforce shall bear and pay directly all of my out-of-pocket costs and expenses (including interest and penalties) incurred in connection with such contest (but not with respect to any other claim by the IRS) and shall indemnify and hold me harmless, on an after-tax basis, for any excise tax (including interest and penalties with respect thereto) or for any income tax (including interest and penalties with respect thereto) required to be paid by me as a result of either the payment by Kforce of the aforementioned costs and expenses or from the payment to me by Kforce of the amount required to pay the excise tax under Section 4999 of the Code and any gross-up payments. In no event, however, shall Kforce be required to make any payments to me in reimbursement of income taxes payable by me with respect to my receipt of compensation in connection with the Merger. I acknowledge that I am solely responsible for the payment of such income taxes. Without limitation of the foregoing provisions, Kforce shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct me to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and I agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Kforce shall determine; provided, however, that if Kforce directs me to pay such claim and sue for a refund, Kforce shall advance the amount of such payment to me, on an interest-free basis and shall indemnify and hold me harmless, on an after-tax basis, from any excise tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. Furthermore, Kforce’s control of the contest shall be limited to issues with respect to which an Underpayment would be payable hereunder, and I shall be entitled to settle or contest, as the case may be, at my sole expense, any other issue raised by the IRS or any other taxing authority. I shall not be entitled, however, to settle or contest any issues with respect to which an Underpayment would be payable hereunder, without the express written consent of Kforce in its absolute discretion.

If, after the receipt by me of an amount advanced by Kforce pursuant hereto, I become entitled to receive any refund with respect to such claim, I will (subject to Kforce’s complying with the requirements hereof) promptly pay to Kforce the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by me of an amount advanced by Kforce pursuant hereto, a determination is made that I am not entitled to any refund with respect to such claim, and Kforce does not notify me in writing of its intent to contest such denial of refund prior to the expiration of the applicable deadline for contesting the denial of refund, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of gross-up payment required to be paid.

This also confirms that so long as I am currently in compliance with the non-competition and non-solicitation covenants set forth in paragraph three of the Letter Agreement (including compliance during periods after the initial three year non-compete term), I will be entitled to the benefits set forth in the first full paragraph of the second page of the Letter Agreement.

Additionally, this also confirms that all amounts received by me upon the termination of Hall Kinion’s Deferred Compensation Plan, although required to be included by me in my taxable income for 2003, will not be taken into account in the determination of the Severance Payments required to be paid to me pursuant to Sections 10.2(b) and 10.4(b) of my Employment Agreement.

Please sign a copy of this letter to confirm our agreement.

Very truly yours,

/s/ Brenda C. Rhodes
Brenda C. Rhodes

Acknowledged and agreed:

Kforce Inc.

By:	/s/ William L. Sanders
William L. Sanders
Chief Operating Officer